Exhibit 99.1

Balchem Corporation Reports Record Adjusted Earnings Per Share of $2.51 for Full Year 2015; Fourth Quarter Adjusted Earnings Per Share of $0.66

New Hampton, NY, February 29, 2016 – Balchem Corporation (NASDAQ: BCPC) today reported for 2015 record full year adjusted earnings per share(a) of $2.51 compared to $2.21 in the prior year, and fourth quarter adjusted earnings per share of $0.66 compared to $0.67 in the prior year quarter.

Fourth Quarter 2015 Financial Highlights:

•	Adjusted net earnings(a) for the quarter of $21.0 million, or $0.66 per diluted share, compared to $21.0 million, or $0.67 per diluted share, for the fourth quarter of 2014.
•	Net sales of $132.7 million, a decrease of 18.4% compared to the fourth quarter of 2014, with the most significant driver of this decline being a $21.3 million reduction in sales in Industrial Products.
•	Adjusted EBITDA(a) margin of 25.4% versus 21.9% in the prior year, an increase of 350 basis points.
•	Record fourth quarter earnings from operations for SensoryEffects and record quarterly earnings from operations for Specialty Products.
•	Strong cash flows generated, including cash from operations of $25.0 million for the fourth quarter of 2015.

Full Year 2015 Financial Highlights:

•	Record full year sales and adjusted net earnings for the twelfth consecutive year.
•	2015 record full year adjusted earnings per share of $2.51, increasing $0.30 or 13.6% from the prior year.
•	Adjusted EBITDA margin of 25.4% versus 22.5% in the prior year, an increase of 290 basis points.
•	Record full year sales and earnings from operations for SensoryEffects and Specialty Products, along with record full year earnings from operations for Animal Nutrition & Health (“ANH”).
•	Record full year cash from operations of $103.8 million, an increase of $18.5 million or 21.6% over the prior year.

Recent Highlights:

•	Acquisition of Albion International, Inc., a privately held manufacturer of mineral amino acid chelates, specialized mineral salts and mineral complexes, resulting in Balchem’s continued expansion of its science based human health and wellness solutions, along with providing a broader nutritional platform for Balchem that will help its customers improve their nutritional and wellness solutions.

Ted Harris, CEO and President of Balchem said, “We are incredibly proud to report our twelfth consecutive year of sales and adjusted earnings growth while delivering record cash generation from operations.  These results are a testament to our business model, our team of employees, and their relentless focus on growth by providing novel solutions to our customers.”

52 Sunrise Park Road  •  New Hampton, New York 10958  •  Tel. 845.326.5600  •  Fax 845.326.5742  •  www.balchem.com

Balchem Corporation (NASDAQ:BCPC)	2
Results for Period Ended December 31, 2015 (unaudited)
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended December 31,

	2015	2014
	Unaudited
Net sales	$132,729	$162,668
Gross margin	39,926	44,135
Operating expenses	17,704	17,140
Earnings from operations	22,222	26,995
Other expense	1,599	1,815
Earnings before income tax expense	20,623	25,180
Income tax expense	4,964	6,158
Net earnings	$15,659	$19,022

Diluted net earnings per common share	$0.49	$0.61

Adjusted EBITDA	$33,722	$35,582
Adjusted net earnings	$21,013	$21,019
Adjusted net earnings per common share	$0.66	$0.67

For the Twelve Months Ended December 31,

	2015	2014
	Unaudited
Net sales	$552,492	$541,383
Gross margin	168,097	144,172
Operating expenses	74,141	62,029
Earnings from operations	93,956	82,143
Other expense	6,893	5,091
Earnings before income tax expense	87,063	77,052
Income tax expense	27,341	24,226
Net earnings	$59,722	$52,826

Diluted net earnings per common share	$1.89	$1.69

Adjusted EBITDA	$140,470	$121,835
Adjusted net earnings	$79,513	$68,856
Adjusted net earnings per common share	$2.51	$2.21

(a)	See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Balchem Corporation (NASDAQ:BCPC)	3
Segment Financial Results for the Fourth Quarter of 2015:

The SensoryEffects segment generated quarterly sales of $70.3 million, a decrease of $2.6 million or 4% compared to the prior year quarter. Flavor Systems sales were higher, as demand for our products benefited from lower dairy prices and the relatively warm weather extending the ice cream season, while Powder Systems sales were down, impacted negatively by the mild winter weather and its impact on hot specialty beverage systems as well as the continued weakness at a large customer.  Record fourth quarter earnings from operations for this segment were $9.9 million, versus $7.0 million in the prior year comparable quarter, an increase of $2.9 million or 40.7%. Earnings from operations for the quarter were favorably impacted by an improved product mix, lower raw material costs, and lower operating expenses.

The Animal Nutrition & Health(b) segment sales of $41.5 million decreased 11.0% or $5.1 million compared to the prior year comparable quarter, while increasing $1.5 million or 3.8% sequentially from the third quarter 2015. This decline in sales was primarily due to lower average selling prices of monogastric products, driven by lower raw material costs, along with the impact of foreign currency. Segment volumes increased approximately 4% year over year and 7% sequentially from the third quarter 2015 on particularly strong global monogastric species volumes and sequentially improved ruminant species volumes on continued strength in ReaShure®. The penetration rates of this industry leading rumen-protected choline product continue to expand, while other nutritional products are being challenged by lower milk and milk protein prices. Earnings from operations for the ANH segment decreased 11.6% to $6.2 million as compared to $7.1 million in the prior year comparable quarter, an impact of the aforementioned lower sales and an unfavorable product mix, partially offset by cost decreases of key raw materials. Earnings from operations for the ANH segment increased $0.6 million, or 11.1%, sequentially from the third quarter 2015.

The Specialty Products segment generated fourth quarter sales of $13.0 million, a 6.7% decrease from the comparable prior year quarter, primarily due to order timing and year end destocking activities at several key customers, but achieved record quarterly earnings from operations of $6.2 million.

The Industrial Products(b) segment sales declined $21.3 million or 72.9% from the prior year comparable quarter, primarily due to significantly reduced volumes sold of choline and choline derivatives for oil and natural gas fracking in North America.  Additionally, average selling prices were lower as a result of pressures related to the recent industry activity downturn. Earnings from operations for the Industrial Products segment were $0.2 million, a reduction of $4.2 million compared with the prior year comparable quarter, and was primarily a reflection of the aforementioned reduced volume and the lower average selling prices.

Consolidated gross margin for the quarter ended December 31, 2015 decreased 9.5% to $39.9 million, as compared to $44.1 million for the prior year comparable period. For the three months ended December 31, 2015, gross margin as a percentage of sales was 30.1% compared to 27.1% in the prior year comparative period. The improvement was primarily due to favorable product mix and lower raw material costs, which were partially offset by the impact of previously noted lower volumes. Operating (Selling, Research & Development, General & Administrative) expenses were $17.7 million for the fourth quarter, higher than the prior year comparable quarter of $17.1 million, but lower than the prior year amount of $20.0 million when adjusting for the benefit of a $2.9 million prior year net legal settlement, with the current year lower primarily due

Balchem Corporation (NASDAQ:BCPC)	4
to reduced compensation expense. Excluding transaction and integration costs of $0.3 million and non-cash operating expenses associated with amortization of intangible assets of $6.4 million, operating expenses were $11.0 million, or 8.2% of sales.

Interest expense was $1.5 million in the fourth quarter of 2015, all of which related to the debt financing of the SensoryEffects acquisition. Our effective tax rate for the three months ended December 31, 2015 and 2014 was 24.1% and 24.5%, respectively. This decrease in the effective tax rate was primarily attributable to a more favorable research and development tax credit, beneficial state tax rate changes, utilization of state tax credits, and a change in the apportionment relating to state income taxes.

The Company continues to build a solid financial structure. 2015 cash flow provided by operating activities was $103.8 million, and diligent working capital controls continue to contribute strongly to the business performance. The $117.7 million of net working capital on December 31, 2015 included a cash balance of $84.8 million, which reflects scheduled principal payments on long-term debt of $8.8 million and capital expenditures of $13.2 million in the fourth quarter of 2015. The Company continues to invest in projects across all facilities to improve capabilities and operating efficiencies.

Ted Harris said, “Our fourth quarter adjusted net earnings once again highlight the strength of our business model, given the headwinds we continue to face, particularly in our Industrial Products segment. While sales have certainly been impacted by these headwinds, the continued resiliency of our business was evidenced by this solid earnings result. Both our SensoryEffects and Specialty Products segments reported record fourth quarter earnings, and Specialty Products delivered an all-time record quarter. The Animal Nutrition & Health segment’s volume growth was encouraging in a difficult dairy economic environment, and we are very pleased with the continued strength in our ReaShure brand, as we further penetrate the market with our leading rumen protected choline solution.”

Mr. Harris went on to add, “Moving forward, we will continue to drive strategic growth initiatives, particularly in SensoryEffects and Animal Nutrition & Health, through both organic investments in new manufacturing capabilities and new product development, as well as acquisitions. As such, we are very excited about the recent acquisition of Albion International, and the addition to our company of Albion’s deep scientific expertise, broad patent portfolio, and premium branded products. This acquisition creates a broader nutritional platform for Balchem that will help our customers improve their nutritional and wellness solutions.”

(b) Beginning in fiscal year 2015, we realigned certain reporting segments and now report on four segments. The Company's Specialty Products and SensoryEffects business segments remain unchanged, while the Animal Nutrition & Health segment has been broken out into two separate reporting segments: Animal Nutrition & Health and Industrial Products. The Company expects that the new reporting segment structure will provide investors greater visibility and clarity into the financial performance of its businesses, and alignment between business strategies and operating results.

Balchem Corporation (NASDAQ:BCPC)	5
Quarterly Conference Call
A quarterly conference call will be held on Monday, February 29, 2016, at 11:00 AM Eastern Time (ET) to review Fourth Quarter 2015 results. Ted Harris, President & Chief Executive Officer, and Bill Backus, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay two hours after the conclusion of the call through end of day Monday, March 14, 2016. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13630904.

Segment Information
Balchem Corporation reports four business segments: Specialty Products; SensoryEffects; Animal Nutrition & Health; and Industrial Products. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The SensoryEffects segment provides customized food and beverage ingredient systems and proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. The Industrial Products segment manufactures and supplies certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2014. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Suzanne Hart, Balchem Corporation
Telephone: 845-326-5600

Balchem Corporation (NASDAQ:BCPC)	6
Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
SensoryEffects	$70,323	$72,931	$278,288	$206,101
Animal Nutrition & Health	41,468	46,598	165,763	176,477
Specialty Products	13,034	13,967	54,236	54,053
Industrial Products	7,904	29,172	54,205	104,752
Total	$132,729	$162,668	$552,492	$541,383

Business Segment Earnings Before Income Taxes:
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
SensoryEffects	$9,905	$7,042	$38,302	$21,260
Animal Nutrition & Health	6,248	7,065	27,851	23,687
Specialty Products	6,170	5,740	23,995	21,316
Industrial Products	223	4,458	5,594	16,532
Transaction costs, integration costs and legal settlement	(324)	2,690	(324)	(652)
Unallocated equity compensation	-	-	(1,462)	-
Interest and other expense	(1,599)	(1,815)	(6,893)	(5,091)
Total	$20,623	$25,180	$87,063	$77,052

Selected Balance Sheet Items	December 31, 2015	December 31, 2014
Cash and Cash Equivalents	$84,795	$50,287
Accounts Receivable, net	60,485	71,982
Inventories	46,085	49,623
Other Current Assets	7,464	9,410
Total Current Assets	198,829	181,302

Property, Plant & Equipment, net	158,515	131,588
Goodwill	383,906	383,906
Intangible Assets With Finite Lives, net	134,911	160,394
Other Assets	5,062	4,341
Total Assets	$881,223	$861,531

Current Liabilities	$46,120	$60,522
Current Portion of Long Term-Debt	35,000	35,000
Long-Term Debt	262,500	297,500
Deferred Income Taxes	67,215	70,661
Long-Term Obligations	6,683	5,950
Total Liabilities	417,518	469,633

Stockholders' Equity	463,705	391,898

Total Liabilities and Stockholders' Equity	$881,223	$861,531

Balchem Corporation (NASDAQ:BCPC)	7
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Twelve Months Ended December 31,
	2015	2014

Cash flows from operating activities:
Net Earnings	$59,722	$52,826
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	39,964	30,524
Stock compensation expense	6,829	4,557
Other adjustments	(2,584)	(10,766)
Changes in assets and liabilities	(105)	8,209
Net cash provided by operating activities	103,826	85,350

Cash flow from investing activities:
Cash paid in acquisition, net of cash acquired	-	(491,057)
Capital expenditures and intangible assets acquired	(42,277)	(13,367)
Net cash used in investing activities	(42,277)	(504,424)

Cash flows from financing activities
Proceeds from long-term and revolving debt	-	400,000
Principal payments on long-term and revolving debt	(35,000)	(143,050)
Cash paid for financing costs	-	(2,593)
Proceeds from stock options exercised	12,605	9,106
Excess tax benefits from stock compensation	7,009	7,220
Dividends paid	(9,251)	(7,856)
Other	(1,205)	(1,157)
Net cash (used in) provided by financing activities	(25,842)	261,670

Effect of exchange rate changes on cash	(1,199)	(1,056)

Increase (decrease) in cash and cash equivalents	34,508	(158,460)

Cash and cash equivalents, beginning of period	50,287	208,747
Cash and cash equivalents, end of period	$84,795	$50,287

Balchem Corporation (NASDAQ:BCPC)	8
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments, certain other items related to acquisitions, and certain unallocated equity compensation. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, and adjusted EBITDA. EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, acquisition-related expenses and legal settlements, and the fair valuation of acquired inventory.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Balchem Corporation (NASDAQ:BCPC)	9
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Reconciliation of adjusted gross margin

GAAP gross margin	$39,926	$44,135	$168,097	$144,172
Inventory valuation adjustment (1)	-	-	-	4,735
Amortization of intangible assets (2)	185	186	742	518
Adjusted gross margin	$40,111	$44,321	$168,839	$149,425

Reconciliation of adjusted earnings from operations

GAAP earnings from operations	22,222	26,995	93,956	82,143
Inventory valuation adjustment (1)	-	-	-	4,735
Amortization of intangible assets (2)	6,615	6,964	26,463	19,471
Transaction costs, integration costs and legal settlement (3)	324	(2,690)	324	652
Unallocated equity compensation (4)	-	-	1,462	-
Adjusted earnings from operations	29,161	31,269	122,205	107,001

Reconciliation of adjusted net earnings

GAAP net earnings	15,659	19,022	59,722	52,826
Inventory valuation adjustment (1)	-	-	-	4,735
Amortization of intangible assets (2)	6,760	7,125	27,066	19,928
Transaction costs, integration costs and legal settlement (3)	324	(2,690)	324	652
Unallocated equity compensation (4)	-	-	1,462	-
Income tax adjustment (5)	(1,730)	(2,438)	(9,061)	(9,285)
Adjusted net earnings	$21,013	$21,019	$79,513	$68,856

Adjusted net earnings per common share – diluted	$0.66	$0.67	$2.51	$2.21

1 Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

2 Amortization of intangible assets: Amortization of intangible assets consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, and other intangibles

Balchem Corporation (NASDAQ:BCPC)	10
acquired primarily in connection with business combinations. We record expense relating to the amortization of these intangibles in our GAAP financial statements. Amortization expenses for our intangible assets are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

3 Transaction costs, integration costs and legal settlement: Transaction and integration costs related to acquisitions are expensed in our GAAP financial statements. Legal settlements related to acquisitions are included as expense offset in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction, and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

4 Unallocated equity compensation: Unallocated equity compensation is one-time equity compensation expense related to the retirement from the Company of the former CEO and current Chairman of the Board of Directors, Dino A. Rossi.  As this is a one-time expense, our non-GAAP adjustments exclude this expense to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

5 Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision.

The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and twelve months ended December 31, 2015 and 2014.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net income - as reported	$15,659	$19,022	$59,722	$52,826
Add back:
Provision for income taxes	4,964	6,158	27,341	24,226
Other expense	1,599	1,815	6,893	5,091
Depreciation and amortization	10,003	10,171	39,361	30,067
EBITDA	32,225	37,166	133,317	112,210
Add back certain items:
Non-cash compensation expense related to equity awards	1,173	1,106	6,829	4,238
Transaction costs, integration costs and legal settlement	324	(2,690)	324	652
Inventory fair value	-	-	-	4,735
Adjusted EBITDA	$33,722	$35,582	$140,470	$121,835